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Exhibit 99.7

August 1, 2013

To Each Person listed
on Schedule A attached hereto

Re: Ohio Phase-In-Recovery Funding LLC Senior Secured Phase-In-Recovery Bonds

Ladies and Gentlemen:

We have served as Ohio counsel to Ohio Power Company, an Ohio corporation (“OPCo”), and Ohio Phase-In-Recovery Funding LLC, a Delaware limited liability company (the “Bond Issuer”), in connection with the Bond Issuer’s issuance and sale on this date of $267,408,000 aggregate principal amount of its Senior Secured Phase-In-Recovery Bonds (the “OPCo Bonds”), which are more fully described in the Prospectus Supplement dated July 23, 2013.  The OPCo Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated July 23, 2013, among OPCo, the Bond Issuer and Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as representatives of the underwriters named in Schedule I to the Underwriting Agreement.  The OPCo Bonds are being issued pursuant to the provisions of the Indenture and the Series Supplement (collectively, the “Indenture”), each dated as of August 1, 2013, between the Bond Issuer and U.S. Bank National Association, as Trustee (the “Indenture Trustee”).

The Securitization Law

The General Assembly of the State of Ohio has created and delegated regulatory authority to the Public Utilities Commission of Ohio (the “PUCO”) with respect to each “electric distribution utility,” as defined in Section 4928.01 of the Ohio Revised Code (an “EDU”).  The Ohio General Assembly enacted Sections 4928.23 through 4928.2318 of the Ohio Revised Code (together with the provisions of the Ohio Revised Code incorporated by reference therein, the “Securitization Law”), by passage of Amended Substitute House Bill No. 364 effective March 22, 2012.  Section 4928.231 of the Securitization Law authorizes any EDU to apply to the PUCO for issuance of a “financing order,” as defined in Section 4928.23(F) of the Securitization Law (a “Financing Order”), authorizing the issuance of phase-in-recovery “bonds,” as defined in Section 4928.23(C) of the Securitization Law (“Phase-In-Recovery Bonds”), to recover uncollected “phase-in costs,” as defined in Section 4928.23(J) of the Securitization Law (“Phase-In Costs”).  Section 4928.231 of the Securitization Law provides that a Financing Order may authorize an EDU to impose, charge, and collect “phase-in-recovery charges,” as used in the Securitization Law (“Phase-In-Recovery Charges”), to recover uncollected phase-in costs and “financing costs,” as defined in Section 4928.23(E) of the Securitization Law.

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Section 4928.234 of the Securitization Law authorizes an EDU to transfer and sell the “phase-in-recovery property,” as defined in Section 4928.23(K) of the Securitization Law (“Phase-In-Recovery Property”) to an affiliate created for the limited purpose of issuing Phase-In-Recovery Bonds and to pledge all or any portion of the Phase-In-Recovery Property to secure the payment of Phase-In-Recovery Bonds, financing costs and certain other statutorily specified amounts (collectively, “Secured Obligations”).  Phase-In-Recovery Property consists of the “property, rights and interests of an [EDU] or an assignee under a final financing order, including the right to impose, charge and collect the [Phase-In-Recovery Charges] . . . .” Id.  To further provide for, and secure, payment of the Secured Obligations, including the payment of principal, interest and redemption premium (collectively, “debt service charges”) and approved financing costs on Phase-In-Recovery Bonds, Section 4928.2315(A) of the Securitization Law (the “State Pledge”) provides as follows:

(A) The state pledges to and agrees with the bondholders, any assignee, and any financing parties under a final financing order that the state will not take or permit any action that impairs the value of phase-in-recovery property under the final financing order or revises the phase-in costs for which recovery is authorized under the final financing order or, except as allowed under section 4928.238 of the Revised Code, reduce, alter, or impair phase-in-recovery charges that are imposed, charged, collected, or remitted for the benefit of the bondholders, any assignee, and any financing parties, until any principal, interest, and redemption premium in respect of phase-in-recovery bonds, all financing costs, and all amounts to be paid to an assignee or financing party under an ancillary agreement are paid or performed in full.

Section 4928.2315(B) of the Securitization Law further provides that an EDU may include the State Pledge in various documents and instruments related to the sale and issuance of Phase-In-Recovery Bonds, as follows:

(B) Any person who issues phase-in-recovery bonds is permitted to include the pledge specified in division (A) of this section in the phase-in-recovery bonds, ancillary agreements, and documentation related to the issuance and marketing of the phase-in-recovery bonds.

Section 4928.234(C) of the Securitization Law states that Phase-In-Recovery Property constitutes an “existing, present property right,” notwithstanding various conditions to imposing, charging or collecting Phase-In-Recovery Charges or dependence of the amount of the Phase-In-Recovery Charges on the level of energy consumption.  Section 4928.234(D) of the Securitization Law provides that the Phase-In-Recovery Property will continue to exist until both the Phase-In-Recovery Bonds issued under a “final financing order,” as defined in Section 4928.23(G) of the Securitization Law (a “Final Financing Order”), and all financing costs relating to the Phase-In-Recovery Bonds, have been paid in full.

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The OPCo Transaction

Acting pursuant to the provisions of the Securitization Law, OPCo applied to the PUCO for a Financing Order authorizing OPCo to levy Phase-In-Recovery Charges and issue Phase-In-Recovery Bonds.  The PUCO issued a Financing Order conferring these rights upon OPCo on March 20, 2013, in Docket No. 11-351-EL-AIR (as amended on April 10, 2013, in Docket No. 11-351-AIR).  OPCo’s Financing Order became final and not subject to further appeal on June 10, 2013.  OPCo filed with the PUCO its Issuance Advice Letter on July 24, 2013, and its deferred asset phase-in-recovery rider on July 24, 2013, each as required by OPCo’s Financing Order.

The OPCo Bonds are “Bonds” as defined in the Securitization Law.  The State Pledge is included in the OPCo Bonds, OPCo’s Financing Order, and the Indenture, as well as in the Prospectus and the Prospectus Supplement used in marketing the OPCo Bonds.  OPCo assigned its interest in its Phase-In-Recovery Property to the Bond Issuer pursuant to the provisions of the Phase-In-Recovery Property Purchase and Sale Agreement dated as of August 1, 2013 between OPCo and the Bond Issuer, in consideration for the payment by the Bond Issuer to OPCo of the net sale proceeds of the OPCo Bonds.  Under the Indenture, the Bond Issuer has assigned to the Indenture Trustee, and the Indenture Trustee holds, certain rights in OPCo’s Phase-In-Recovery Property to secure the timely payment of Secured Obligations with respect to the OPCo Bonds.

Questions Presented
You have requested our opinion as to the following:

1.
Whether (a) the State Pledge, as incorporated into the OPCo Bonds and OPCo Final Order, is an enforceable contractual obligation of the State, and (b) holders of OPCo Bonds (“Bondholders”) could successfully challenge, under Article II, Section 28 of the Ohio Constitution (the “Ohio Contract Clause”), the constitutionality of any legislation passed by the Ohio General Assembly repealing or violating the State Pledge (“Legislative Impairment Action”);

2.
Whether Ohio’s courts would treat an action by the PUCO having similar effect to a Legislative Impairment Action (“PUCO Impairment Action”) in the same manner as a Legislative Impairment Action for purposes of Ohio Contract Clause analysis;

3.	Whether Ohio electors, acting through initiative or referendum, could repeal the State Pledge or enact legislation having similar effect to a Legislative Impairment Action;

4.	Whether Bondholders could obtain a preliminary or permanent injunction to delay the implementation of a Legislative Impairment Action or a PUCO Impairment

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Action (each, a “State Impairment Action”) pending final adjudication of a claim challenging the constitutionality of any such action under the Ohio Contract Clause; and

5.	Whether a State Impairment Action would constitute a compensable taking under Article I, Section 19 of the Ohio Constitution (the “Ohio Takings Clause”).

Based upon our review of such documents, matters, and law as we deem necessary to render the opinions set forth in this letter and subject to the limitations stated below, it is our opinion that under existing Ohio law, in a properly prepared and presented case, a reviewing federal or Ohio court would:

1.
Rule that (a) the State Pledge, as incorporated into the OPCo Bonds and OPCo Final Financing Order, is an enforceable contractual obligation of the State, subject to any State Impairment Action that does not create a substantial impairment or that is reasonable and necessary to serve an important governmental purpose, and (b) Bondholders could challenge a Legislative Impairment Action under the Ohio Contract Clause, and that the Legislative Impairment Action unconstitutionally contravenes the Ohio Contract Clause, provided that the impairment is substantial and the Legislative Impairment Action is not reasonable and necessary to serve an important governmental purpose;

2.	Treat a PUCO Impairment Action in the same manner as a Legislative Impairment Action for Ohio Contract Clause analysis purposes;

3.
Conclude that Ohio electors could employ the initiative procedure to repeal the State Pledge or enact legislation having the same effect as a Legislative Impairment Action, and review the constitutionality of any such elector-initiated action under the Ohio Contract Clause in the same manner as it would review a State Impairment Action;

4.
Assuming (1) that Bondholders are not instituting a facial constitutional challenge against a Legislative Impairment Action and (2) that any State Impairment Action is implemented by a PUCO order, require Bondholders to follow the administrative procedures of Revised Code Chapter 4903, which sets forth instructions for challenging PUCO orders and prevents courts from enjoining the PUCO’s implementation by order of a State Impairment Action, but provides for alternative forms of immediate relief; and

5.
Hold that a State Impairment Action taken to promote a public purpose constitutes a compensable taking of property from Bondholders under the Ohio Takings Clause if it materially reduces the value of that property.

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Each opinion expressed above is based, as discussed further below, upon the consistent and proper application by a federal or Ohio court of existing Ohio law, including existing judicial precedents, in a case properly prepared and presented by persons having standing to do so.  There cannot be, and we do not provide, any guaranty that existing law will not change, as determined by subsequent judicial decisions or otherwise, that a case raising the issues as to which we opine above will be properly prepared and presented, or that a court will consistently and properly apply existing Ohio law.

Discussion

A.	The State Pledge is an enforceable contractual obligation of the State, and Bondholders could successfully challenge a Legislative Impairment Action under the Ohio Contract Clause.

In our opinion, Bondholders could successfully challenge a Legislative Impairment Action under the Ohio Contract Clause—provided that the impairment is substantial and the Legislative Impairment Action is not reasonable and necessary to serve an important governmental purpose.  The Ohio Contract Clause, in relevant part, reads as follows:  “The general assembly shall have no power to pass retroactive laws, or laws impairing the obligation of contracts.”1  The determination of whether a legislative action impermissibly impairs a contract under the Ohio Contract Clause involves three components:  (1) whether there is a contractual relationship, (2) whether a change in law substantially impairs that relationship, and (3) whether the legislation is reasonable and necessary to serve an important governmental purpose.

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1 The Ohio Contract Clause is substantially the same as Article I, Section 10 of the U.S. Constitution (the “Federal Contract Clause”).  Compare U.S. Cons. art. I, § 10 (“No State shall . . . pass any Bill of Attainder, ex post facto Law, or Law impairing the Obligation of Contracts . . . .”) with Ohio Const. art. II, § 28.  Given this similarity, Ohio courts frequently invoke and follow U.S. Supreme Court interpretations of the Federal Contract Clause when deciding cases challenging legislation under the Ohio Constitution.  See, e.g., Bass Energy, Inc. v. City of Highland Heights, 193 Ohio App. 3d 725, 730 (2010) (“Both Section 28, Article II of the Ohio Constitution and Section 10, Article I of the United States Constitution forbid the passage of state laws ‘impairing the obligation of contracts.’  The Ohio Supreme Court has interpreted Section 28, Article II of the Ohio Constitution by reference to the United States Supreme Court precedent, see City of Middletown v. Ferguson, 25 Ohio St. 3d 71, 77 (1986), so we do the same.”).

Because Ohio court cases rely so readily on Supreme Court precedent when deciding disputes involving the Ohio Contract Clause, we examine Ohio and federal case law in tandem in this portion of this opinion letter.

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1.	Existence of a contractual relationship.

To prevail on a claim under the Ohio Contract Clause, Bondholders would first need to demonstrate that their impaired rights are established by contract.  These rights may stem from a private or public contractual relationship, or both.  For example, Bondholders and the Bond Issuer have a private contractual relationship that is readily identifiable on the basis of the Indenture and the OPCo Bonds.  Though there is no similar contractual instrument to which the State itself is a party, it is well established that the Ohio General Assembly, as representatives and duly authorized officers and agents of the State, may legislatively create State contractual obligations that vest private parties with corresponding rights.2  We believe it has done so with respect to the Bondholders by enactment of the State Pledge and the PUCO’s approval of the OPCo Financing Order, which brings the OPCO Bonds and the Bondholders within the ambit of the State Pledge.

The discussion that follows focuses upon the existence of a contractual relationship between Bondholders and the State, because, as discussed in greater detail in Part A.3, Bondholders are much more likely to succeed in challenging a Legislative Impairment Action if it impairs a contractual obligation of the State—rather than a contract between Bondholders and the Bond Issuer, the impairment of which the courts would more likely uphold.

Although legislative action may give rise to State contracts with private parties, the courts, when interpreting statutes, presume “that a law is not intended to create private contractual or vested rights but merely declares a policy to be pursued until the legislation shall ordain

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2 The State as sovereign is responsible for the exercise of its police power in support of the public welfare and “cannot, by contract, deprive itself of the proper exercise of the police power.”  Interurban Ry. & Terminal Co. v. Pub. Utils. Comm’n., 98 Ohio St. 287, 292 (1918).  This principle is known as the “reserved powers” doctrine.  See, e.g., U.S. Trust Co., 431 U.S. at 23.  Any State contract violating this doctrine is generally void ab initio.  Therefore, if later legislation impairs what purports to be such a State contract, the contract will not receive constitutional protection.  Id.  This limitation does not apply, however, to a legislature’s activities with respect to purely financial matters, such as taxation and spending, as to which the legislature’s “power to [contract on the State’s behalf] cannot be questioned.”  U.S. Trust Co. v. New Jersey, 431 U.S. 1, 24 (1977); see also Matheny v. Golden, 5 Ohio St. 361 (1856) (finding that the State could validly contract by means of legislation to indefinitely exempt a property parcel from taxation, and that a later attempt to repeal the exemption would suffer scrutiny under the Ohio Contract Clause).
The State Pledge, as discussed in greater detail below, does not relate directly to governmental finances, but its purpose and effect are financial in nature.  The State Pledge concerns specific financial arrangements, which were created through the State’s active participation.  We do not perceive the State to have forfeited any police powers by enacting the State Pledge; it remains free to exercise these powers fully, subject—insofar as its exercise of these powers materially impairs Bondholder rights under the State Pledge—only to consideration of whether such action is reasonable and necessary to serve an important State purpose.

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otherwise.”  Nat’l R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 466 (1985); State ex rel. Horvath v. State Teachers Retirement Bd., 83 Ohio St. 3d 67, 76 (1998) (citing Nat’l R.R. Passenger Corp., 470 U.S. at 465‒66).  To overcome this presumption, the court must discern “a clear indication that the legislature has intended to bind itself in a contractual manner,” State ex rel. Horvath, 83 Ohio St. 3d at 76, as demonstrated by the language of the statute and the circumstances surrounding its enactment, Nat’l R.R. Passenger Corp., 470 U.S. at 466-68; U.S. Trust Co. v. New Jersey, 431 U.S. 1, 17‒18 (1977).

National Railroad exemplifies the courts’ typical conclusion that a statute does not create vested contract rights.  In that case, the U.S. Supreme Court reviewed provisions of the federal Rail Passenger Service Act (the “R.P.S.A.”) that allowed railroad companies to enter into contracts with Amtrak and transfer their common carrier obligations to Amtrak in exchange for payment of a statutorily specified fee to Amtrak.  When Congress later amended the R.P.S.A. to raise that fee, the railroad companies sued, alleging that Congress had created a contract between the United States and the companies under the R.P.S.A., and that Congress then impaired that contract by amending the R.P.S.A.  The Court disagreed.  As it explained, the R.P.S.A. evinced no congressional intent to bind the United States contractually with railroad companies.  The R.P.S.A.’s language did not refer to any contract with or on behalf of the United States, but rather to agreements between the railroad companies and Amtrak—a private, nongovernmental corporation.  In fact, the R.P.S.A. “expressly reserved” Congress’s right to “repeal, alter, or amend” its terms at any time.  And, as the Court observed, Congress passed the R.P.S.A. to relieve an ailing railroad industry, not to “nonchalantly” abdicate its regulatory authority over railroads.  In short, neither the language of the R.P.S.A. nor the circumstances of its passage could overcome the presumption that the R.P.S.A. merely declared a congressional policy and did not create a contract.

Conversely, United States Trust illustrates how a statute can create private contractual rights enforceable against a governmental entity.  United States Trust involved a statute passed by both the New Jersey and New York legislatures under which the states “covenant[ed] and agree[d] with each other and with the holders of any affected bonds . . . that so long as [the New York-New Jersey Port Authority’s] bonds remain[ed] outstanding and unpaid,” Port Authority revenues pledged for the bonds would not be applied “for any railroad purposes whatsoever.”  1962 N.J. Laws, c. 8 § 6; 1962 N.Y. Laws, c. 209, § 6.  Twelve years later, the New Jersey legislature repealed its covenant even though the affected bonds remained outstanding.  The bondholders brought suit under the Federal Contract Clause.  The U.S. Supreme Court decided that the statutory language quoted above clearly manifested the legislature’s intent to create a contract.  And the history of the covenant supported this conclusion, since in the Court’s opinion, the legislature drafted and enacted the covenant to “invoke the constitutional protection of the Contract Clause” and enhance the bonds’ marketability.

Applying the Supreme Court’s analysis in U.S. Trust to the relationship between Bondholders and the State, we believe that the language of the State Pledge and the

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circumstances surrounding its passage similarly demonstrate the General Assembly’s intent to form a constitutionally protected contract between the State and Bondholders.  First, the language of the State Pledge is unmistakably clear.  It does not proclaim “merely a regulatory policy decision,” Nat’l R.R. Passenger Corp., 470 U.S. at 465; rather, it sets forth a very specific promise made by “the [S]tate” to “bondholders, any assignee, and any financing parties under a final financing order.”  To reinforce the privity between the State and Bondholders and the private contractual rights established by the State Pledge, Section 4928.2315(B) of the Securitization Law authorizes EDUs to include the State Pledge in Phase-In-Recovery Bond certificates.  And, in contrast to Congress’s express reservation in the R.P.S.A. of its right to amend that statute, the Ohio General Assembly has, in the State Pledge, explicitly agreed not to take action, or permit action to be taken, that would give rise to a Legislative Impairment Action.  The General Assembly, by addressing the State Pledge to Bondholders, authorizing it to be included in the Phase-In-Recovery Bond certificates and effectively disclaiming its ability to repeal or violate the State Pledge, made clear its desire to bind the State contractually for Bondholders’ benefit and to do so in a manner that would be protected by both the Federal Contract Clause and the Ohio Contract Clause.

Moreover, the circumstances surrounding the passage of the State Pledge support our view as to its contractual nature.  The Ohio General Assembly enacted the State Pledge as part of the Securitization Law, under which it authorized EDUs—subject to the PUCO’s direct and specific approval—to impose, charge, and collect Phase-In-Recovery Charges, and to securitize those Phase-In-Recovery Charges by issuing Phase-In-Recovery Bonds.  Although the Phase-In-Recovery Bonds themselves are not State financial obligations, the State, acting through the PUCO, is an integral participant in their origination, sale and issuance.  Indeed, within OPCo’s Financing Order, the PUCO reiterated the State Pledge “on behalf of the state of Ohio.”  It is thus apparent that the State Pledge, which the Securitization Law permits EDUs to include in the Phase-In-Recovery Bonds certificates, functions in the manner of a guaranty to Bondholders of the security for repayment of the Phase-In-Recovery Bonds.  The General Assembly’s intent to induce Bondholders to rely upon the State Pledge when deciding to purchase Phase-In-Recovery Bonds is further evidenced by its express authorization to include the State Pledge in the “documentation related to [the Phase-In-Recovery Bonds’] issuance and marketing.”  R.C. 4928.2315(B) (emphasis added).  Clearly, the General Assembly understood and intended the State Pledge to be an essential element of the contract rights Bondholders acquire when they purchase Phase-In-Recovery Bonds.3

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3 In certain respects, the State Pledge and the circumstances of its enactment actually present a stronger case for Ohio Contract Clause protection than the covenant made by the State of New Jersey in US Trust.  In particular, the Securitization Law’s express authorization to include the State Pledge in the Phase-In-Recovery Bond certificates and marketing documents and its disclaimer of any ability to take any action that would amount to a Legislative Impairment Action were not present in the New Jersey law.  The only “circumstance” of U.S. Trust that might give pause is that the State of New Jersey’s covenant

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We thus conclude that the express language, and circumstances surrounding enactment, of the State Pledge evince the State’s intent to contract with Bondholders to secure repayment of the OPCo Bonds, and that the State Pledge forms a contract between the State and Bondholders that is enforceable against the State, subject to any State Impairment Action that does not create a substantial impairment or that is reasonable and necessary to serve an important governmental purpose.

2.           Substantial impairment.

After the court determines that a contractual relationship exists, it must then discern whether state action has “operated as a substantial impairment of a contractual relationship.”  Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 (1978).  Generally speaking, “legislation [that] deprives one of the benefit of a contract, or adds new duties or obligations thereto, necessarily impairs the obligation of the contract . . . .”  N. Pac. Ry. Co. v. City of Duluth, 208 U.S. 583, 591 (1908).  In assessing the severity of a contractual impairment, the Ohio Supreme Court has announced that it considers “the extent to which reasonable expectations in the contract are disrupted,” noting that “an impairment is especially severe where a party has relied on an obligation which is impaired by legislation, as when the legislation impairs the express terms of a contract.”  City of Middletown, 25 Ohio St. 3d at 77 (citing Allied Structural Steel Co., 438 U.S. at 244-45).

As discussed above, we believe that the State Pledge’s language, as well as the General Assembly’s authorization to include the State Pledge in Phase-In-Recovery Bond certificates and marketing materials, would lead Bondholders to “reasonably expect” that the State Pledge would remain intact so long as the OPCo Bonds remain outstanding.  Examples from case law provide some additional guidance as to when a contractual impairment may be “substantial.”  For example, the U.S. Supreme Court, in U.S. Trust, held that the “outright repeal [of] an essential security provision” substantially impaired New Jersey’s contract with bondholders, regardless of its impact on the bonds’ valuation.  417 U.S. at 19.  And the Middletown court similarly found substantial impairment where an elector-initiated ordinance would have repealed all legislation authorizing the city’s (1) executed transportation improvement contract with the Ohio Department of Transportation and (2) levy and collection of special assessments to finance the related to financial obligations of the New York-New Jersey Port Authority (a governmental entity subordinate to the state, rather than a private issuer) and repeal of the covenant thus affected a public financial obligation.  While, as discussed further below, this distinction could affect a court’s view of the magnitude of impairment, as well as the reasonableness and necessity of State action effecting an impairment, we do not believe this distinction should alter a court’s decision regarding the existence of a contract between the State and Bondholders, particularly in light of (1) the language of the State Pledge, (2) the State Pledge’s inclusion in the Phase-In-Recovery Bond certificates and marketing documents, and (3) the State’s express commitment not to modify the Securitization Law in a manner that would give rise to a Legislative Impairment Action.

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transportation improvement.  25 Ohio St. 3d at 77.  Nonetheless, a court’s specific response to Bondholders’ petition for relief will ultimately depend, in large part, upon the manner in which the State takes Legislative Impairment Action.  Though we are unable to anticipate the precise form or content of any future State Impairment Action, we can envision legislation that (1) amends or repeals the State Pledge, (2) prevents EDUs from imposing, charging or collecting the Phase-In-Recovery Charges, (3) revises the regulatory basis for establishing utility rates in a way that adversely impacts the collection of the Phase-In-Recovery Charges, (4) diverts the right to payment from Phase-In-Recovery Charges from Bondholders to other public purposes, or (5) adversely affects the assets generating the Phase-In-Recovery Charges, any of which could impair the rights of the Bondholders.  For the purposes of this opinion letter, we offer no opinion as to how Ohio courts would decide the matter of “substantial impairment” with respect to the OPCo Bonds, as this question would necessarily depend upon the exact form and content of the Legislative Impairment Action, as well as its impact on Bondholders.

3.           Qualification for the reasonable exercise of police powers.

“Although the Contract Clause appears literally to proscribe ‘any’ impairment, . . . ‘the prohibition is not an absolute one and is not to be read with literal exactness like a mathematical formula.’”  U.S. Trust, 431 U.S. at 21 (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 428 (1934)).  Even though the State Pledge creates a contractual relationship with and obligation to Bondholders, a Legislative Impairment Action will not violate the Ohio Contract Clause if it is reasonable and necessary to serve an important public purpose—e.g., if the State action is a reasonable and necessary exercise of the State’s police powers.  Smith v. Denihan, 63 Ohio App. 3d 559, 574 (10th Dist. 1990) (citing Middletown, 25 Ohio St. 3d at 79).  Thus, when a court determines that a law substantially impairs a contractual obligation, it must ask two follow-up questions:  (1) whether the state has “a significant and legitimate public purpose” for the legislation, and (2) “whether the adjustment of the rights and responsibilities of the contracting parties [is based] upon reasonable conditions and [is] of a character appropriate to the public purpose justifying [the legislation’s] adoption.”  Energy Reserves Grp., Inc. v. Kan. City Power & Light Co., 459 U.S. 400, 411‒12 (1983) (alterations in original); accord Util. Serv. Partners, Inc. v. Pub. Utils. Comm’n of Ohio, 124 Ohio St. 3d 284, 291‒94 (2009), (applying Kansas City Power & Light analysis to matter involving Ohio Contract Clause).  In general,

[t]he severity of the impairment measures the height of the hurdle the state legislation must clear. Minimal alteration of contractual obligations may end the inquiry at its first stage.  Severe impairment, on the other hand, will push the inquiry to a careful examination of the nature and purpose of the state legislation.

Allied Structural Steel Co., 438 U.S. at 245 (1978) (footnote omitted).  Moreover, the amount of explanation that the State must provide to justify the legislative action also depends upon whether the State itself is a party to the contract.  Where legislative action threatens to impair a contract between two private parties, “courts properly defer to legislative judgment as to the

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necessity and reasonableness of a particular measure.”  U.S. Trust Co., 431 U.S. at 23.  But when state legislation would impair a contract to which the state itself is a party, the state will face higher scrutiny in justifying its actions.  Id. at 25‒26 (“[C]omplete deference to a legislative assessment of reasonableness and necessity is not appropriate [when] the State’s self-interest is at stake.”); accord Bass Energy Inc., 193 Ohio App. 3d at 734–35; see also Middletown, 25 Ohio St. 3d at 79 (applying a “high” level of scrutiny to a voter-initiated repeal of legislation authorizing the city to enter into a transportation improvement contract (which it had since executed) with the Ohio Department of Transportation and to levy and collect special assessments to finance the improvement, thereby substantially impairing that contract).

Applying these rules, Ohio’s courts have frequently upheld the State’s impairment of contracts between private parties under the police power exception.  For example, in City of Akron v. Public Utilities Commission, 149 Ohio St. 347 (1976), the Ohio Supreme Court held that during times of natural gas shortages, the State, acting through the PUCO, could promulgate emergency orders prohibiting gas suppliers from supplying additional volumes of gas to their customers.  Similarly, in Ohio Edison Co. v. Power Siting Commission, the Ohio Supreme Court ruled that the State, acting through the Power Siting Commission, could prohibit a utility from placing transmission lines over a golf course for fear of its potential “recreational impact,” despite the utility’s ownership of a private easement for that purpose.  56 Ohio St. 2d 212, 216 (1978).

In the context of contracts to which the State is a party, however, Ohio courts have closely examined legislative impairment actions.  In Smith v. Denihan, the 10th District Court of Appeals invalidated legislation that required all private firms acting as deputy registrars to remit a portion of their vehicle-registration processing fees to the State (even though the amount of their fees had previously been established in a public contract between those deputy registrars and the Bureau of Motor Vehicles).  63 Ohio App. 3d at 561–63.  In the court’s opinion, the impairment was unreasonable because if the State needed to raise additional revenues, it could have done so in a manner less burdensome to the deputy registrars—namely by simply increasing the registration fees charged to the public.  Id.  Similarly, Bass Energy Inc., involved a dispute over an oil and gas extraction lease between private energy company Bass Energy and the city of Highland Heights.  193 Ohio App. 3d at 725.  After signing the lease, but before Bass could begin drilling, the city council voiced concerns over “the health and safety of its citizens” and adopted a resolution rescinding the lease.  The court held that whatever the city’s concern for the health and welfare of its citizens, it could not “casually cite its police powers as justification for rescinding the lease,” particularly when it relied upon those same powers as its reason for entering into the lease.  Id. at 735.

In our research, we have not found any Ohio Supreme Court cases discussing the appropriate standard of review for legislative impairment of public contracts.  Nonetheless, both Denihan and Bass Energy cite United States Trust as authority for their holdings.  Given the factual similarities between United States Trust and the current circumstances, we believe that

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reliance was well placed and is likely to be followed in a case challenging the constitutionality of a State Impairment Action under the Ohio Contract Clause.  As discussed above, United States Trust involved the New Jersey legislature’s repeal of a covenant very similar to the State Pledge.  When bondholders challenged the repeal, New Jersey tried to justify its action on the grounds that it needed to redirect the pledged revenues to promote “[m]ass transportation, energy conservation, and environmental protection.”  431 U.S. at 28.  The Court, however, refused to “engage in a utilitarian comparison of public benefit and private loss” on the grounds that “a State cannot refuse to meet its legitimate financial obligations simply because it would prefer to spend the money to promote the public good.”  Id. at 29.  Rather, New Jersey needed to demonstrate that (1) contractual impairment was the only means of serving the public purpose and (2) no less drastic modification would have sufficed.  Id. at 29–30.  In fact, the Court commented that it had only once permitted the alteration of a municipal bond contract, see Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942), because the municipality seeking contractual modification would have otherwise defaulted on its obligations.  We have not found any such U.S. Supreme Court cases decided since Faitoute.

We note that Denihan, Bass Energy, and United States Trust are distinguishable from the instant case to the extent that each involved the performance by the sovereign (or a subordinate governmental entity) of substantive contractual obligations, as opposed to its promise not to take any action that would impair the obligations of a private party such as the Bond Issuer.  But, given the direct State involvement in the origination, sale and issuance of the Phase-In-Recovery Bonds, all for the furtherance of a State public purpose, and the State’s entry into a contract with Bondholders through the State Pledge for the clear purpose of providing them assurance as to payment of the Phase-In-Recovery Bonds, we believe that Ohio courts would offer Bondholders a level of protection similar to that afforded to plaintiffs in cases in which a public entity was the primary obligor.  This is to say that if Bondholders were to challenge a Legislative Impairment Action under the Ohio Contract Clause, we believe that the State’s action would face stringent review from Ohio courts.

B.	Ohio courts would treat a PUCO Impairment Action in the same manner as a Legislative Impairment Action for purposes of Ohio Contract Clause analysis.

We believe that Ohio courts would treat any PUCO Impairment Action in the same manner as a Legislative Impairment Action for purposes of Ohio Contract Clause analysis.  The power to regulate public utilities belongs to the State as part of its police powers.  Franklin Cnty. Bd. of Comm’rs v. Pub. Utils. Comm’n, 107 Ohio St. 442 (1923).  The General Assembly created the PUCO to administer and enforce provisions regulating the business activities of public utilities, vesting it with this plenary power.  Ayers-Sterrett, Inc. v. Am. Telecomm. Sys., Inc., 162 Ohio App. 3d 285 (3d Dist. 2005); accord R.C. 4905.04; E. Ohio Gas Co. v. City of Akron, 2 Ohio App. 2d 267, 272 (1965) (“The General Assembly . . . has lodged the regulation of public utilities in [the PUCO].”) overruled on other grounds by Cincinnati Bell Tel. Co. v. City of Cincinnati, 81 Ohio St. 3d 599 (1998).  Thus, it is likely that the PUCO, as an agency of the State,

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would be tasked with implementing any Legislative Impairment Action by issuing an order.  And, conversely, any valid PUCO Impairment Action would first have to be authorized by the General Assembly.  See Akron & Barberton Belt Road Co. v. Pub. Utils. Comm’n, 165 Ohio St. 316, 319 (1956) (noting that “[the PUCO] is solely a creature of the General Assembly and may exercise no jurisdiction beyond that conferred by statute”).

Because the PUCO’s powers result entirely from the General Assembly’s delegation, Ohio courts have called the PUCO’s regulatory actions, such as rate-setting, “purely legislative.”  E. Ohio Gas Co., 2 Ohio App. 2d at 272.  Thus, when reviewing challenges to the PUCO’s regulatory activities, Ohio courts have applied the same constitutional protections against contract impairment that apply to actions taken by the legislature—subject of course to the PUCO’s necessary and reasonable exercise of its police power.  See Util. Serv. Partners, Inc. v. Pub. Utils. Comm’n, 124 Ohio St. 3d 284, 291‒94 (2009); City of Akron v. Pub. Utils. Comm’n, 149 Ohio St. 347 (1948).  In light of this well-settled case law, we believe that if the PUCO were to take an action having the same effect as a Legislative Impairment Action, Bondholders could invoke the protection of the Ohio Contract Clause just as if the General Assembly had acted directly.

As an additional safeguard for Bondholders, however, we note that Section 4928.235(B) of the Securitization Law specifically prohibits the PUCO from revoking a Final Financing Order after it has been issued:  “A final financing order is irrevocable and the public utilities commission may not reduce, impair, postpone, or terminate the phase-in-recovery charges authorized in the final financing order or impair the property or the collection or recovery of phase-in costs.”  And, after an EDU has issued Phase-In-Recovery Bonds pursuant to a Final Financing Order, the PUCO’s review of the Final Financing Order is limited to an annual check of any requested adjustments to Phase-In-Recovery Charges and verification of mathematical accuracy so long as the related Phase-In-Recovery Bonds remain outstanding.  R.C. 4928.238(B).  Therefore, absent amendment of the Securitization Law by the General Assembly, the PUCO lacks statutory authority to take any PUCO Impairment Action.  And, if the General Assembly were to amend the Securitization Law so as to allow the PUCO to take a PUCO Impairment Action, the amendment would constitute a Legislative Impairment Action, subject to judicial challenge, as discussed in Part A above.

C.
Although Ohio electors could use the initiative process to repeal the State Pledge or enact legislation having the same effect as a Legislative Impairment Action, Bondholders could challenge any such elector-initiated action under the Ohio Contract Clause.

We believe that Ohio electors could repeal the State Pledge, or enact legislation violating the State Pledge, by means of the initiative process.  While some states’ constitutions allow voters to amend or repeal only certain types of legislation, Ohio’s Constitution has no such limitations.  Compare, e.g., Tex. Const. art. VIII, § 24(b) (“A general law enacted by the legislature that increases the rate of the tax, or changes the tax . . . may not take effect until

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approved by a majority of the registered voters voting in a statewide referendum held on the question of increasing the income tax.”) with Ohio Const. art. II, § 1 (“The legislative power of the state shall be vested in a General Assembly consisting of a Senate and House of Representatives but the people reserve to themselves the power to propose to the General Assembly laws and amendments to the constitution, and to adopt or reject the same at the polls on a referendum vote as hereinafter provided.”) (emphasis added).

1.           Initiative contrasted with referendum.

Though initiative and referendum are both methods by which the electorate can amend or repeal legislation, the two are not identical.  Generally, “referendum” refers to the process of subjecting legislation to the electorate’s ratification vote.  In Ohio, however, voters can only seek referendum of laws enacted by the General Assembly before the laws go into effect.  See Ohio Const. Art II, § 1(c).  Thus, certain laws that take immediate effect—such as tax levies, current appropriations, and emergency laws—are not subject to referendum.  See Id. § 1(d).  Ohio’s initiative process is more robust, allowing electors to amend or repeal legislation at any time after its passage.  See Id. §§ 1(a)–(b); see also State ex rel. Sharpe v. Hitt, 155 Ohio St. 529, 535 (1951) (“[N]either the Constitution of Ohio nor the statutes place any definite limitations on the use of the initiative.”).

It is clear that the Ohio Constitution would have permitted voters to call for a referendum on the State Pledge before it went into effect.  Yet, because that period has passed, referendum is no longer available.  The initiative process, however, remains an option by which electors could repeal or enact legislation otherwise violating the State Pledge.  Though we found no case law explicitly condoning voters’ use of initiative petitions to repeal legislation after the referendum period had run, the Sharpe court held that voters may call for an initiative vote to repeal emergency legislation that has no referendum period.  155 Ohio St. 529.  Moreover, as the Sharpe court observed, Ohio’s courts have declared that constitutional, statutory or charter provisions for initiative or referendum “should be liberally construed in favor of the power reserved so as to permit rather than preclude the exercise of such power, and the object clearly sought to be attained should be promoted rather than prevented or obstructed.”  Id.  In light of this unequivocal statement, we do not believe that there is any question that Ohio electors could seek to repeal the State Pledge, or enact legislation otherwise violating it, by means of the initiative process provided by Article II of the Ohio Constitution and Revised Code Chapter 3519.

2.           Constitutional protections against initiative action.

Any legislation enacted by voter initiative would be subject to review under the Ohio Contract Clause on the same basis as a Legislative Impairment Action.  See City of Middletown, 25 Ohio St. 3d at 71 (1986).  In Middletown, residents sought to repeal by initiative an ordinance levying special assessments securing debt service on bonds that the city had issued to fund road improvements.  The city, which had already completed project construction after entering into a

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contract with the Ohio Department of Transportation, challenged the initiative as an unconstitutional impairment of contract and thus void.4  The Ohio Supreme Court agreed.  As it noted, the constitutional prohibition against impairment of contracts “reaches any form of legislative action, including direct action by the people.”  Id. at 76 (citing Ross v. Oregon, 227 U.S. 150 (1913)).  Moreover, in declaring the initiative action unconstitutional, the court referenced United States Trust for the rule that, as with any act by the State, legislative actions by the people that directly impair contractual rights must be “reasonable and necessary to serve an important public purpose.”  City of Middletown, 25 Ohio St. 3d at 79 (quoting U.S. Trust Co., 431 U.S. at 25).

D.
Revised Code Chapter 4903 would likely prevent Bondholders from obtaining a temporary or permanent injunction while they challenge the constitutionality of any State Impairment Action.  Rather, Bondholders could prevent the PUCO from implementing a Legislative Impairment Action by seeking a stay of execution of the PUCO order that would constitute the State Impairment Action while they challenge the constitutionality of that order.

In our opinion, Bondholders generally could not obtain a preliminary or permanent injunction to delay implementation of a State Impairment Action pending a final determination of the constitutionality of that action, but could instead avail themselves of the remedies provided in Ohio Revised Code Chapter 4903.  As we explain in Part B above, we presume for the sake of this opinion that the PUCO, as the State agency to which the General Assembly has delegated its plenary regulatory power over public utilities, would be responsible for issuing an order to implement any Legislative Impairment Action.  Ohio Revised Code Chapter 4903 vests the Ohio Supreme Court with exclusive jurisdiction to review PUCO orders, prescribes specific procedures for doing so, and expressly forbids any other court from enjoining, restraining, or interfering “with the [PUCO] or any [PUCO] commissioner in the performance of official duties.”  R.C. 4903.12; see also State ex rel. The Illuminating Co. v. Cuyahoga Cnty. Ct. of Common Pleas, 97 Ohio St. 3d 69, 72 (2002) (“The [PUCO] has exclusive jurisdiction over various matters involving public utilities, such as rates and charges, classifications, and service, effectively denying to all Ohio courts (except this court) any jurisdiction over such matters.”). 5

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4 The City of Middletown sued under the Federal Contract Clause.  Still, because Ohio courts generally do not distinguish between the Ohio Contract Clause and its federal counterpart, the Middletown court’s analysis should be dispositive.

5One Ohio Supreme Court Case, State ex rel. Columbus Southern Power Company v. Sheward, appears to recognize a few narrow exceptions to Revised Code Chapter 4903’s administrative procedure requirements.  63 Ohio St. 3d 78 (1992).  In Sheward, the Ohio Supreme Court upheld a lower court’s award of a temporary restraining order to plaintiffs who raised a facial constitutional challenge against Revised Code Section 4909.42, pursuant to which the PUCO had authorized the defendant utility to adjust its rates.  The plaintiffs argued that they sought only to determine the constitutionality of Revised Code Section 4909.42, not to “interfere with the [PUCO]’s ratemaking authority.”  Id. at 80.  The court agreed:

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The existence of these statutory procedures bars other legal remedies (such as injunctions) that would otherwise be available.  See State, ex rel. Albright v. Court of Common Pleas, 60 Ohio St. 3d 40, 42 (1991) (noting “that actions for declaratory judgment and injunction are inappropriate where special statutory proceedings would be bypassed”).  Nonetheless, Revised Code Chapter 4903 does provide alternative means by which Bondholders could delay or altogether avoid the PUCO’s implementation of any Legislative Impairment Action by taking a PUCO Impairment Action—namely, by obtaining a stay of execution of that PUCO Impairment Action pending appeal under Chapter 4903 of the Ohio Revised Code, then seeking its reversal.

  “That this matter does not interfere with the commission’s ratemaking authority is evident by the relief which the [plaintiffs] seek below.  They are not requesting [the lower court] to establish just and reasonable rates [for the utility], or to review an order of the [PUCO] which purports to do so.  Rather they are seeking a declaratory judgment that R.C. 4909.42 is unconstitutional.”  Id. at 80.  Yet the exception does not appear to extend to as-applied constitutional challenges—e.g., legislation that would give rise to a State Impairment Action only when carried out by the PUCO against an EDU that has issued Phase-In-Recovery Bonds.  See Pottorf v. E. Ohio Gas Co., 96 Ohio App. 457, 463 (5th Dist. 1948) (holding that “all questions in connection with orders of the [PUCO] or the constitutionality of its orders must be raised either before the [PUCO] or the Supreme Court of Ohio”(emphasis added)).
Additionally, Sheward emphasizes that Revised Code Chapter 4903’s procedural guidelines are limited to PUCO “orders” and other actions involving the “performance of its official duties.”  63 Ohio St. 3d at 81.  As we state above, however, we presume for this opinion that the PUCO, in taking any PUCO Impairment Action, would issue an order as part of its ratemaking activities.
In light of Sheward, we recognize that if Bondholders were to raise a facial constitutional challenge against a Legislative Impairment Act, or if they were to challenge a PUCO Impairment Action effected other than through an official PUCO order, they might be able to bypass the procedural requirements of Revised Code Chapter 4903.  In such an instance, Bondholders may be able to proceed directly to the lower courts and seek temporary or permanent injunctive relief while they challenge the constitutionality of a State Impairment Action.  The decision to issue an injunction, however, lies within the sound discretion of the court, and a court must look at the specific facts and circumstances of the case.  Freeman Indus. Prods. LLC v. Armor Metal Group Acquisitions, Inc. 193 Ohio App. 3d 438, 444–45 (12th Dist. 2011).  In determining whether to issue an injunction, the courts commonly balance the following factors:  (1) whether the party seeking the injunction has shown a substantial likelihood of success on the merits; (2) whether the party seeking the injunction will suffer irreparable harm absent the injunction; (3) whether an injunction will cause others to suffer substantial harms; and (4) whether the public interest would be served by the injunction.  Id. at 444.  When considering whether to grant a preliminary injunction, a court may also consider whether the injunctive relief sought is necessary to maintain the parties’ status quo pending a trial on the merits.  Id. None of these factors, standing alone, is a prerequisite to relief; rather the court should balance them.  Cleveland v. Cleveland Elec. Illuminating Co., 115 Ohio App. 3d 1 (8th Dist. 1996).  Given the highly discretionary, fact-specific standard for granting injunctions, we are hesitant to speculate as to how a court would apply these rules to a petition from Bondholders.
Outside of these particular circumstances described in Sheward, we believe that Revised Code Chapter 4903 would likely dictate the means by which Bondholders would have to proceed in order to challenge any State Impairment Action.

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1.	Administrative procedure to contest PUCO orders.

If the PUCO were to issue an order constituting a PUCO Impairment Action, Bondholders would need to follow the very precise procedures set forth in Ohio Revised Code Chapter 4903 in order to challenge “[the PUCO] or any public utilities commissioner in the performance of official duties.”  R.C. 4903.12.  Before taking any action that would constitute a PUCO Impairment Action, the PUCO would likely need to hold a hearing.  See Ohio Bell Tel. Co. v. Pub. Utils. Comm’n, 64 Ohio St. 3d 145, 148 (1992) (holding that “[b]efore the commission may order a change in utility rates on policy grounds, the procedural requirements of R.C. 4905.26 for notice and a public hearing must first be satisfied”); see alsoNew York Cent. R.R. Co. v. Pub. Utils. Comm’n, 157 Ohio St. 257 (1952) (noting that “the General Assembly usually has contemplated hearings with respect to action of [the PUCO] affecting others”).  At that point, Bondholders could file a motion with the PUCO to intervene in this hearing pursuant to Section 4903.221 of the Ohio Revised Code.  After the hearing, if the PUCO were to render an adverse order (i.e., one that constitutes a PUCO Impairment Action), Bondholders would have 30 days to apply for a discretionary rehearing.  R.C. 4903.10.6  Bondholders’ timely application for rehearing should prevent any PUCO Impairment Action from taking immediate effect.  See Kanally v. Ameritech Ohio Co., No. 89472, 2008 Ohio App. LEXIS 3747 at *16 (D.C. Cir. Sept. 4, 2008) (“The PUCO’s order becomes effective immediately after entry, unless a different effective date is specified in the order or upon a timely application for rehearing.”).  Upon Bondholders’ filing of an application for rehearing, the PUCO would have 30 days to respond.  R.C. 4903.10.  Only after the PUCO has denied Bondholders’ application for rehearing or affirmed its original order could Bondholders challenge the PUCO’s action in court.  See R.C. 4903.10 (“No cause of action arising out of any order of the commission, other than in support of the order, shall accrue in any court to any person, firm, or corporation unless such person, firm, or corporation has made a proper application to the commission for a rehearing.”) (emphasis added).

2.           Appeal and Stay of Execution.

After Bondholders have exhausted Revised Code Chapter 4903’s administrative procedures, they would have 60 days to file an appeal as of right with the Ohio Supreme Court.  R.C. 4903.11; e.g., Ohio Consumers’ Counsel v. Pub. Utils. Comm’n, 114 Ohio St. 3d 340 (2007) (noting that an appeal to the Supreme Court from the PUCO’s denial of a request for rehearing is one of right).  Revised Code Section 4903.12 vests the Ohio Supreme Court with exclusive jurisdiction to review PUCO orders:

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6 Revised Code Section 4903.10 also allows “any affected person, firm, or corporation” who was not a party to the original proceeding to apply to the PUCO for rehearing, though any such party must demonstrate to the PUCO that (a) there was just cause for his failure to enter an appearance, and (b) his interests were not adequately considered in the proceeding.

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No court other than the supreme court shall have power to review, suspend, or delay any order made by the public utilities commission, or enjoin, restrain, or interfere with the commission or any public utilities commissioner in the performance of official duties.  A writ of mandamus shall not be issued against the commission or any commissioner by any court other than the supreme court.

See State ex rel. The Illuminating Co., 97 Ohio St. 3d at 72; Pottorf, 96 Ohio App. at 463; see also State ex rel. Dayton Power and Light Co. v. Kistler, 57 Ohio St. 2d 21 (1979) (issuing a writ of prohibition to prevent a lower court from rendering judgment in a rate-discrimination case where plaintiffs had not filed a complaint with the PUCO).

To prevent any PUCO Impairment Action from taking effect while Bondholders appeal to the Ohio Supreme Court, they would need to file a motion for a stay of execution of the challenged PUCO order at the same time they file their notice of appeal.  Otherwise, the challenged PUCO order would take effect immediately upon its entry in the PUCO’s journal, R.C. 4903.15, and Bondholders’ filing of a notice of appeal would not automatically stay the order’s execution, R.C. 4903.16.  But if the Supreme Court were to grant Bondholders’ motion for stay of execution, it would prevent the PUCO Impairment Action from taking effect while it decided Bondholders’ appeal.  Id.  In addition, Bondholders would need to post bond with the court “conditioned for the prompt payment . . . of all damages caused by the delay in the enforcement of the order.”  Id.; see also In re Application of Columbus S. Power Co., 128 Ohio St. 3d 512, 516 (2011) (noting that, had appellants wished to delay implementation of a PUCO-approved rate increase, they should have moved for a stay of execution and posted bond).

While Revised Code Section 4903.16 clearly authorizes the Ohio Supreme Court to stay the execution of a PUCO order upon receiving a properly filed motion; it does not specify what the court should consider when determining whether to grant the stay.  Nor has the court opined on the issue.  In fact, in MCI Telecommunications Corp. v. Public Utilities Commission, Justice Douglas, in a dissent, lamented that his fellow justices continued to decide Revised Code Section 4903.16 matters without announcing a set of standards:

[I]f a stay is to be granted in this case, the opportunity now is present for this court to establish the standard that should be met before a stay of a commission’s order is granted.  R.C. 4903.16 does not detail under what circumstances a stay should be granted, or conversely, denied.  Research indicates that this court has never enunciated criteria detailing the circumstances and conditions upon which a stay will be granted.

31 Ohio St. 3d 604, 605‒06 (1987) (Douglas, J., dissenting).  Justice Douglas believed that the standards for a stay should mirror those for a preliminary injunction, id. at 606.  Absent any affirmation of standards by a majority of the court, we are unable to advise under what circumstances the Ohio Supreme Court would grant Bondholders’ request for a stay of a PUCO order.

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3.	Reversal of PUCO order.

Regardless of whether the Ohio Supreme Court were to stay a PUCO order pending resolution of a Bondholder appeal, it could provide permanent, equitable relief by reversing, vacating or modifying that order.  The court may reverse, vacate or modify a PUCO order when, upon consideration of the record, it determines the order to be unreasonable or unlawful.  R.C. 4903.13; see also Constellation NewEnergy, Inc. v. Pub. Utils. Comm’n, 104 Ohio St. 3d 530 (2004) modified in part on other grounds by Ohio Consumers’ Counsel v. Pub. Utils. Comm’n, 111 Ohio St. 3d 300 (2006).  In reviewing a PUCO order, the court defers to the PUCO’s factual determinations unless the findings are “manifestly against the weight of the evidence,” or “clearly unsupported by the record.”  Monongahela Power Co. v. Pub. Utils. Comm’n, 104 Ohio St. 3d 571 (2004).  As to questions of law, however, the court exercises “complete and independent power of review.”  Ohio Edison Co. v. Pub. Utils. Comm’n, 78 Ohio St. 3d 466, 469 (1997).  Were Bondholders to appeal a PUCO Impairment Action to the Ohio Supreme Court, we believe that the court would determine whether the action violates the Ohio Contract Clause by applying the same analysis as it would apply in the review of a Legislative Impairment Action as described in Part A above.

E.
Repeal or violation of State Pledge by the General Assembly, the PUCO, or any of the State’s other agencies and instrumentalities, could give rise to a compensable “regulatory taking” under the Ohio Takings Clause.

Last, we address whether a State Impairment Action would constitute a compensable taking under the Ohio Takings Clause.  Article I, Section 19 of the Ohio Constitution, in relevant part, provides that

Private property shall ever be held inviolate, but subservient to the public welfare. . . . [W]here private property shall be taken for public use, a compensation therefor shall first be made in money, or first secured by a deposit of money, and such compensation shall be assessed by a jury, without deduction for benefits to any property owner.7
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7 As they pertain to property, the guarantees of the Ohio Takings Clause closely resemble those contained in the 5th and 14th Amendments of the U.S. Constitution (each, a “Federal Takings Clause”).  See, e.g., Direct Plumbing Supply Co. v. City of Dayton, 138 Ohio St. 540, 545 (1941) (“. . . Section 19, Article I, guaranteeing the inviolability of private property, ha[s] run parallel with the protections of the Fourteenth Amendment to the United States Constitution.  Decisions of the federal Supreme Court have often been quoted by this court as giving the true meaning of the guaranties of the Ohio Bill of Rights.”).  Nonetheless, in City of Norwood v. Horney, the Ohio Supreme Court held that, in delimiting “public uses” for which the State might validly appropriate private property, the Ohio Takings Clause provides broader protections than its Federal analogue. 110 Ohio St. 3d 353, 377 (2006) (rejecting the holding of Kelo v.

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Ohio’s courts have read the Ohio Takings Clause as requiring that all governmental taking “be necessary for the common welfare” and “that the persons deprived of their property . . . be compensated for every injury resulting from this act.”  City of Norwood v. Horney, 110 Ohio St. 3d 353, 364 (2006) (internal quotation marks and citation omitted).  In our opinion Bondholders would be entitled to just compensation under the Ohio Takings Clause if a State Impairment Action serving a valid public purpose materially reduces the value of their property.  We base this opinion on our conclusion that, for purposes of Article I, Section 19, the contract rights established by the State Pledge constitute “property” within the scope of the Ohio Takings Clause.

1.	Property under the Ohio Takings Clause.

“In order to make a successful claim under the Takings Clause, [a party] must establish first that [it] possess[es] a constitutionally protected property interest.”  State ex rel. Gilbert v. City of Cincinnati, 125 Ohio St. 3d 385, 389 (2010) (citing Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1000‒01 (1984)).  Though the majority of Ohio’s “takings” cases involve real property rights, Ohio courts have espoused a much broader notion of the term “property” for the purposes of constitutional protections:  “The word ‘property’ . . . should have such a liberal construction as to include every valuable interest which can be enjoyed as property, and recognized as such.  And that this is the meaning intended by the previous adjudications of this court which have been cited, we think there can be no reasonable doubt.”  Callen v. Columbus Edison Elec. Light Co., 66 Ohio St. 166 (1902) (internal citation omitted) abrogated in part on other grounds by Ziegler v. Ohio Water Serv., 18 Ohio St. 2d 101 (1969).  Indeed, Ohio courts have long afforded constitutional protections to intangible assets, such as vested contract rights, Wheatley v. A.I. Root Co., 147 Ohio St. 127 (1946); City of Akron v. Pub. Utils. Comm’n, 126 Ohio St. 333 (1933), interest income on unclaimed funds held by the state, Sogg v. Zurz, 121 Ohio St. 3d 449 (2009), and franchises, Tpk. Co. v. Parks, 50 Ohio St. 568 (1893).

In the federal arena, the Supreme Court has similarly protected intangible property from unauthorized governmental taking under the U.S. Constitution.  For example, in Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984), the Court held that trade secrets are property interests in which a party can have a protected right.  Moreover, the Court provided a useful survey of the various intangible rights it had recognized as protected under the Federal Takings Clause:

Although this Court never has squarely addressed the question whether a person can have a property interest in a trade secret, which is admittedly intangible, the Court has found other kinds of intangible interests to be property for purposes of

City of New London, 545 U.S. 469 (2005), that “economic development” may be a public use sufficient to justify the State’s taking of private property).  Because of Ohio courts’ frequent reliance on federal court precedent, our analysis also encompasses these federal court cases, though we are careful to observe any state-specific nuances, where applicable.

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the Fifth Amendment’s Taking Clause. See, e.g., Armstrong v. United States, 364 U.S. 40, 44, 46 (1960) (materialman’s lien provided for under Maine law protected by Taking Clause); Louisville Joint Stock Land Bank v. Radford, 295 U.S. 555, 596-602 (1935) (real estate lien protected); Lynch v. United States, 292 U.S. 571, 579 (1934) (valid contracts are property within meaning of the Taking Clause). That intangible property rights protected by state law are deserving of the protection of the Taking Clause has long been implicit in the thinking of this Court[.]

Id.  As explained in Part A above, we believe the State Pledge creates a contract with Bondholders, under which Bondholders obtain rights as to the matters addressed in that pledge.

2.	Taking.

The Ohio Constitution provides protections for vested contractual interests.  See A.I. Root Co., 147 Ohio St. 127; City of Akron v. Pub. Utils. Comm’n, 126 Ohio St. 333.  Generally speaking, under Ohio law, “any substantial interference with the elemental rights growing out of ownership of private property is considered a taking.”  Smith v. Erie R.R., 134 Ohio St. 135, 141 (1938).  Ohio courts recognize both physical and regulatory takings.  State ex rel. Gilmour Realty, Inc. v. Mayfield Heights, 180 Ohio App. 3d 430, 433 (citing Loretto v. Teleprompter Manhattan CATV Corp., 458 U.S. 419 (1982)).  Physical takings cases, however, generally involve governmental infringement upon tangible assets, which we deem inapposite for our purposes.  See Tahoe-Sierra Pres. Council, Inc. v. Tahoe Reg’l Planning Agency, 535 U.S. 302, 323 (2002) (recognizing that it is “inappropriate to treat cases involving physical takings as controlling precedents for the evaluation of a claim that there has been a ‘regulatory taking,’ and vice versa”).

When considering whether intangible property interests—such as contract rights—have been taken, Ohio courts’ “regulatory taking” doctrine is instructive.  Where the government acts to “completely deprive an owner of all economically beneficial uses of [his] property,” a “per se” regulatory taking occurs.  State ex rel. Shelly Materials, Inc. v. Clark Cnty. Bd. of Comm’rs, 115 Ohio St. 3d 337, 341 (2007).  But even when the government does not deprive an owner of 100% of his property’s economically viable use, the court may find a “partial” regulatory taking.  In making such a determination, a court must undertake “an ad hoc, factual inquiry” that focuses on three factors:  (1) the economic impact of the regulation on the claimant, (2) the extent to which the regulation has interfered with distinct investment-backed expectations, and (3) the character of the governmental action.  Id. (citing Penn Cent. Transp. Co. v. New York City, 438 U.S. 104, 114 (1978)); accord, State ex rel. Duncan v. Vill. of Middlefield, 120 Ohio St. 3d 313, 317 (2008).

We believe that a court’s response to a Takings Clause challenge will largely depend upon the nature of the State Impairment Action—a detail that we cannot predict.  For example, based upon our reading of Shelly Materials, we presume that a State Impairment Action that leaves Bondholders without any source of repayment—such as a repeal of OPCo’s authorization to levy Phase-In-Recovery Charges—might qualify as a per se regulatory taking.  Yet, any action that

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only “impairs” or “reduces” OPCo’s ability to pay Bondholders would likely be scrutinized under the three-part Penn Central test.  Given the flexible, ad hoc standard of the Penn Central test and our uncertainty as to the nature of the State Impairment Action, we cannot predict how a court might balance the individual factors to determine whether a partial regulatory taking has occurred.

3.	Valid public purpose.

           The U.S. and Ohio Constitutions require that all governmental takings confer public benefit, regardless of whether the government provides just compensation. Norwood v. Horney, 110 Ohio St. 3d 353 (2006) (enjoining the local government from exercising eminent domain upon finding that its public use requirement had not been met).  In other words, any taking must be “reasonable and necessary” to serve the best interests of the public.   State Bd. of Health v. City of Greenville, 86 Ohio St. 1, 21 (1912); see also Direct Plumbing Supply Co. v. City of Dayton, 138 Ohio St. 540, 546 (1941) (“To be truly in the public welfare within the meaning of Section 19, and thus superior to private property rights, any legislation [effecting a taking] must be reasonable, not arbitrary, and must confer upon the public a benefit commensurate with its burdens upon private property.”)

Turning to Bondholders’ property interests under the State Pledge, we presume that the State would attempt to justify any Legislative Impairment Action on regulatory grounds for the sake of providing relief to EDU customers.  In reviewing the General Assembly’s “public purpose” justification under Article I, Section 19, the courts generally defer to the legislature’s determination unless that judgment appears clearly erroneous.  Wymsylo v. Bartec, Inc., 132 Ohio St. 3d 167, 181 (2012).  The courts’ inquiry upon reviewing the State’s justification for its action is essentially the same, regardless of whether that action is challenged under the Ohio Takings Clause or the Ohio Contract Clause.  Yet, our survey of Ohio case law found no decisions applying the Ohio Takings Clause in a situation such as the one at hand—where the State attempts to “take” contract rights that it previously granted.  Instead, the courts have decided these disputes under the Contract Clause while invoking a more stringent standard of review making it harder to uphold state action in those circumstances.  See, e.g., Bass Energy Inc., 193 Ohio App. 3d 725; Smith v. Denihan, 63 Ohio App. 3d 559.  We are thus unable to discern whether, as with Contract Clause challenges, see supra Part A.3, the factual circumstances here would prompt the court to engage in a higher level of scrutiny of a State Impairment Action than might otherwise be applicable.  But, whatever the standard, if the reviewing court determines that the State Impairment Action fails to serve a public purpose, injunction—rather than compensation—is the appropriate remedy.

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Conclusion

Each opinion set forth above is limited to the specific issues addressed, is given as of the date hereof, is limited in all respects to laws and facts existing on the date of this letter, and is based on the reasonable exercise of legal judgment.  Due to the absence of controlling judicial precedent, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances.  These opinions are specifically limited to the laws of the State of Ohio.  We note that there are no reported controlling judicial precedents of which we are aware directly on point and that judicial analysis of issues relating to the Ohio Contract Clause and the Ohio Takings Clause has typically proceeded on a case-by-case basis and that the court’s determination, in most instances, is usually influenced to a significant degree by the facts and circumstances of the particular case.  Moreover, the authorities we have examined include certain cases and authorities that are arguably inconsistent with our conclusions expressed herein.  These cases and authorities are, in our opinion, distinguishable from the current circumstances for the purpose of application of the Ohio Contract Clause and the Ohio Takings Clause.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

None of the foregoing opinions is a guaranty as to what a particular court would actually hold; rather, each opinion is only an expression of our belief as to the decision a court of competent jurisdiction ought to reach if the issues are properly prepared and presented to it and the court properly applies what we believe to be the applicable legal principles under existing Ohio law.  There can be no assurance that an amendment to, or repeal of, or enactment of legislation violating, the State Pledge will not be sought or adopted by the Ohio General Assembly, Ohio electors or the PUCO.  We cannot predict the facts and circumstances that will be present in the future and may be relevant.  Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions we believe current judicial precedent supports.  Furthermore, the outcome of any litigation cannot be predicted with any degree of certainty.

In the event of any Ohio legislation, voter initiative or PUCO action that adversely affects the rights of the Bondholders, costly and time-consuming litigation might ensue, adversely affecting, at least temporarily, the price and liquidity of the OPCo Bonds. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court asked to apply them.

It is understood that the Bondholders’ rights and, in particular, the enforceability of their rights, may be subject to bankruptcy, insolvency, arrangement, fraudulent conveyance or transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights, to the application of equitable principles and to the exercise of judicial discretion.

August 1, 2013 Page 24	Squire Sanders (US) LLP

This opinion is given solely for your benefit in connection with the issuance of the OPCo Bonds and may not be furnished to or relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Securities and Exchange Commission.

Respectfully submitted,

/s/ Squire Sanders (US) LLP